JACK SHAMA, CPA, MA

1498 EAST 32ND STREET

BROOKLYN, NY 11234

goaliyah@hotmail.com

631-318-0351

September 15, 2023

Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549-7561

Ladies and Gentlemen,

We have read the statements of Plasma Innovative Inc. relating to the event described under item 4.01 of Form 8-K dated September 15, 2023, and we agree with such statements as they pertain to our firm.

Sincerely,

Jack Shama, CPA